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                                                                     Exhibit 4.5

                           AGREEMENT TO AMEND WARRANT

     This Agreement is dated as of July 17, 2006, by and between SF Capital Partners, Ltd. ("SF Capital") and Alfacell Corporation (the "Company").

     The undersigned hereby agree as follows:

     1. In connection with the Securities Purchase Agreement (the "Purchase Agreement") dated as of the date hereof by and among the Company and the purchasers of securities (the "Purchasers") that are a party thereto (including affiliates of SF Capital), the Company and SF Capital have agreed to amend the terms of a warrant to purchase 189,585 shares of the Company's common stock held by SF Capital (the "Original Warrant").

     2. The Original Warrant shall be amended to reflect the following:

          - The exercise price per share of Company common stock will be reduced to $2.88 per share.

          - The Warrant will not be exercisable until six months from the Closing Date (as defined in the Purchase Agreement).

          Otherwise, the terms of the Original Warrant shall remain the same.

     3. On the Closing Date, The Company will issue a new warrant to SF Capital to reflect the amended terms (the "Amended Warrant"). SF Capital shall return the Original Warrant to the Company as soon as practicable and upon receipt, it will be cancelled and destroyed. In the event SF Capital does not return the Original Warrant to the Company, it shall be deemed cancelled; and, provided further, that whether or not the Original Warrant is returned, the books and records of the Company shall be updated to reflect the cancellation of the Original Warrant and the issuance of the Amended Warrant.

     4. SF Capital acknowledges that the terms of the Purchase Agreement and this Agreement will be disclosed on a Form 8-K to be filed by the Company (the "8-K"). SF Capital consents to the disclosure of such terms, including the identification of SF Capital as a Purchaser in the 8-K.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        SF CAPITAL PARTNERS, LTD.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------


AGREED AND ACCEPTED:

ALFACELL CORPORATION


By: /s/ Kuslima Shogen
    ---------------------------------
Name: Kuslima Shogen
Its: Chief Executive Officer


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